SXC Health Solutions

SXC Health Solutions Appoints Pete Bensen
to its Board of Directors

LISLE, IL, December 15, 2011 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), a leading provider of technology and pharmacy benefit management (PBM) services, today announced that it has appointed Mr. Pete Bensen, Executive Vice President and Chief Financial Officer of McDonald's Corporation, to SXC's Board of Directors. Mr. Bensen will replace Mr. Terry Burke who is retiring and will sit on the Compensation and the Nominating Committees. These changes are effective as of December 14, 2011.

“Our ability to attract someone with the experience and skill set of Pete Bensen speaks to the opportunity ahead of us at SXC. His large-scale leadership and financial experience will make him a great asset to SXC as we execute on our growth strategy,” said Mr. Mark Thierer, Chairman and CEO of SXC Health Solutions. “Terry Burke has been an integral member of our Board of Directors as we have grown from a Health Care IT company into a leader within the mid-market PBM sector. On behalf of the Company, I would like to thank Terry for his contribution, strategic counsel and leadership.”

Pete Bensen has held the position of Executive Vice President and Chief Financial Officer of McDonald's Corporation since 2008. Mr. Bensen was recently recognized as the 2011 CFO of the Year by the Chicago chapter of Financial Executives International and he is a member of the Board of Trustees for the John G Shedd aquarium.

About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefits management (PBM) services and Health Care Information Technology (HCIT) solutions to the healthcare benefits management industry. The Company's product offerings and solutions combine a wide range of PBM services and software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as health plans, employers, federal, provincial, and, state and local governments, pharmacy benefit managers, retail pharmacy chains and other healthcare intermediaries. SXC is headquartered in Lisle, Illinois with multiple locations in the US and Canada.

For more information please visit www.sxc.com.

Tony Perkins
Investor Relations
SXC Health Solutions Corp.
Tel: (630) 577-4871
tony.perkins@sxc.com